Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces First Quarter 2019 Results

Sales of $970 million

Net income attributable to common stockholders of $12 million

Diluted earnings per common share of $0.14

Adjusted EBITDA of $56 million

Houston, TX – May 2, 2019 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced first quarter 2019 results.

The company’s sales were $970 million for the first quarter of 2019, which was 4% lower than the fourth quarter of 2018 and 4% lower than the first quarter of 2018. The sequential decline was driven primarily by the International and Canadian segments including the concluding of a project in Kazakhstan. As compared to the first quarter of 2018, the decrease was primarily due to non-recurring midstream project work.

Net income attributable to common stockholders for the first quarter of 2019 was $12 million, or $0.14 per diluted share, as compared to the first quarter of 2018 of $12 million, or $0.13 per diluted share.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “The first quarter 2019 results were in line with our expectations. Customer activity slowed in December of last year, which carried over into 2019 resulting in a slow start to the year before improving in March. With this improving market dynamic and our market share gains, we achieved solid adjusted EBITDA of $56 million, or 5.8%, of sales in the first quarter of 2019.

“We continued to return cash to shareholders as part of our capital allocation strategy by repurchasing $25 million of our stock in the first quarter of 2019 and an additional $25 million in April. This leaves $25 million remaining for our existing share repurchase program,” Mr. Lane added.

MRC Global’s first quarter 2019 gross profit was $174 million, or 17.9% of sales, an increase from the first quarter of 2018 gross profit of $169 million, or 16.7% of sales. Gross profit for the first quarter of 2019 and 2018 reflects an expense of $0 million and $7 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. The gross margin percentage in the first quarter of 2019 was negatively impacted by 20 basis points for two unique, lower margin midstream project orders in North America.

Selling, general and administrative expenses were $139 million, or 14.3% of sales, for the first quarter of 2019 compared to $138 million, or 13.7% of sales, for the same period of 2018.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit and adjusted EBITDA) to GAAP measures (gross profit, net income) in this release.

Sales by Segment

U.S. sales in the first quarter of 2019 were $779 million, down $27 million, or 3%, from the same quarter in 2018. Upstream increased by $28 million, or 16% primarily due to higher well completions in the Permian. Midstream declined $56 million, or 14% primarily due to non-recurring midstream project work that ended in 2018.

Canadian sales in the first quarter of 2019 were $68 million, down $10 million, or 13%, from the same quarter in 2018 driven by the upstream sector, which was adversely affected by government imposed production limits. A weaker Canadian dollar relative to the U.S. dollar unfavorably impacted sales by $4 million.

International sales in the first quarter of 2019 were $123 million, down $3 million, or 2%, from the same period in 2018. The $3 million decrease was due to the impact of weaker foreign currencies relative to the U.S. dollar, which unfavorably impacted sales by $9 million and the concluding of an upstream project in Kazakhstan. Excluding the impact of currency and the project, International sales increased $18 million or 17% due to improving conditions in international markets.

Sales by Sector

Upstream sales in the first quarter of 2019 increased 3% over the first quarter of 2018 to $312 million, or 32% of total sales. The increase in upstream sales was driven by the U.S. segment partially offset by declines in Canada and International.

Midstream sales in the first quarter of 2019 were $361 million, or 37% of total sales, down $49 million or 12% from the first quarter of 2018. Sales to gas utility customers were up by 11% due to an increase in integrity and growth project spending for various customers, while sales to transmission and gathering customers were down 33% over the same quarter in 2018 primarily due to non-recurring project work that ended in 2018.

Downstream sales in the first quarter of 2019 decreased $1 million from the first quarter of 2018 to $297 million, or 31% of total sales.

Balance Sheet

Cash balances were $27 million at March 31, 2019. Debt, net of cash, was $719 million and excess availability under our asset-based lending facility was $382 million as of March 31, 2019. Cash used in operations was $40 million in the first quarter of 2019. MRC Global’s liquidity position of $409 million is sufficient to support the business and capital needs of the Company.

On January 1, 2019, we adopted a new accounting standard requiring the recognition of operating leases on the consolidated balance sheet. As of March 31, 2019, the total operating lease liability was $205 million, and the operating lease asset was $190 million.

Share Repurchase Program Update

In October 2018, the board of directors authorized a share repurchase program for common stock of up to $150 million. During the first quarter of 2019, the company purchased $25 million of its common stock at an average price of $14.24 per share. In April 2019, the company purchased an additional $25 million of its common stock at an average price of $18.24 per share, leaving $25 million available under the current authorization.

The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. The current program is scheduled to expire on December 31, 2019.

Since 2015, the company has repurchased $350 million or 22.5 million shares at an average price of $15.58 per share. The outstanding share count as of April 26, 2019 was 83.1 million shares.

Updated 2019 Annual Guidance

The company is updating its 2019 annual guidance to reflect a slower increase in customer activity levels in the second quarter and more tempered expectations for the remainder of the year than previously expected. The company expects sales in the second quarter to be improved over the first quarter by 6% to 9% and expects growth in the second half of the year as compared to the first half of the year.

2019 Annual Guidance
	Low	High
Revenue	$4,070 million	$4,270 million
Net income (before preferred stock dividends)	$85 million	$110 million
Diluted income per common share	$0.70	$1.00
Adjusted EBITDA	$260 million	$290 million

Please refer to the reconciliation of Net income to Adjusted EBITDA in this release.

Conference Call

The Company will hold a conference call to discuss its first quarter 2019 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 3, 2019. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 17, 2019 and can be accessed by dialing 201-612-7415 and using pass code 13688447#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “expected,” “intend,” “believes,” “well positioned,” “strong position,” “looking forward,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments, risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws. In addition, the Company’s intention to continue to repurchase shares of common stock is also subject to the trading price of the stock being at prices that the Company believes are favorable to stockholders and to the Company’s debt and liquidity levels being at levels the Company deems sufficient to repurchase shares.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2019	2018

Assets
Current assets:
Cash	$27	$43
Accounts receivable, net	626	587
Inventories, net	839	797
Other current assets	29	38
Total current assets	1,521	1,465

Long-term assets:
Operating lease assets	190	-
Property, plant and equipment, net	137	140
Other assets	30	23

Intangible assets:
Goodwill, net	484	484
Other intangible assets, net	311	322

	$2,673	$2,434

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$462	$435
Accrued expenses and other current liabilities	97	130
Operating lease liabilities	35	-
Current portion of long-term debt	4	4
Total current liabilities	598	569

Long-term liabilities:
Long-term debt, net	742	680
Operating lease liabilities	170	-
Deferred income taxes	98	98
Other liabilities	32	40

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
105,545,121 and 104,953,693 issued, respectively	1	1
Additional paid-in capital	1,719	1,721
Retained deficit	(486)	(498)
Less: Treasury stock at cost: 21,106,376 and 19,347,839 shares, respectively	(325)	(300)
Accumulated other comprehensive loss	(231)	(232)
	678	692
	$2,673	$2,434

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended
	March 31,	March 31,
	2019	2018

Sales	$970	$1,010
Cost of sales	796	841
Gross profit	174	169
Selling, general and administrative expenses	139	138
Operating income	35	31
Other expense:
Interest expense	(11)	(8)
Other, net	-	2

Income before income taxes	24	25
Income tax expense	6	7
Net income	18	18
Series A preferred stock dividends	6	6
Net income attributable to common stockholders	$12	$12

Basic income per common share	$0.14	$0.13
Diluted income per common share	$0.14	$0.13
Weighted-average common shares, basic	84.3	91.4
Weighted-average common shares, diluted	85.3	92.5

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2019	2018

Operating activities
Net income	$18	$18
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	5	6
Amortization of intangibles	11	11
Equity-based compensation expense	4	4
Deferred income tax benefit	1	-
Increase in LIFO reserve	-	7
Other	4	2
Changes in operating assets and liabilities:
Accounts receivable	(47)	(98)
Inventories	(42)	(117)
Other current assets	8	-
Accounts payable	27	106
Accrued expenses and other current liabilities	(29)	(13)
Net cash used in operations	(40)	(74)

Investing activities
Purchases of property, plant and equipment	(2)	(5)
Net cash used in investing activities	(2)	(5)

Financing activities
Payments on revolving credit facilities	(256)	(194)
Proceeds from revolving credit facilities	319	307
Payments on long-term obligations	(1)	(1)
Purchase of common stock	(25)	(30)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(6)	(5)
Proceeds from exercise of stock options	-	5
Other	1	-
Net cash provided by financing activities	26	76

Decrease in cash	(16)	(3)
Effect of foreign exchange rate on cash	-	-
Cash -- beginning of period	43	48
Cash -- end of period	$27	$45

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

			Expected for the
	Three Months Ended		Year Ending
	March 31,	March 31,	December 31, 2019
	2019	2018	(mid-point)

Net income	$18	$18	$98
Income tax expense	6	7	32
Interest expense	11	8	40
Depreciation and amortization	5	6	23
Amortization of intangibles	11	11	42
Increase in LIFO reserve	-	7	25
Change in fair value of derivative instruments	-	(2)	-
Equity-based compensation expense (1)	4	4	15
Foreign currency gains	1	-	-
Adjusted EBITDA	$56	$59	$275

Notes to above:

(1)	Recorded in SG&A

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

 (in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2019	of Revenue*	2018	of Revenue

Gross profit, as reported	$174	17.9%	$169	16.7%
Depreciation and amortization	5	0.5%	6	0.6%
Amortization of intangibles	11	1.1%	11	1.1%
Increase in LIFO reserve	-	-	7	0.7%
Adjusted Gross Profit	$190	19.6%	$193	19.1%

Notes to above:

*Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
March 31,

	U.S.	Canada	International	Total
2019:
Upstream	$206	$46	$60	$312
Midstream	337	16	8	361
Downstream	236	6	55	297
	$779	$68	$123	$970
2018:
Upstream	$178	$57	$67	$302
Midstream	393	14	3	410
Downstream	235	7	56	298
	$806	$78	$126	$1,010

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2019	2018
Line pipe	$154	$158
Carbon steel fittings and flanges	153	171
Total carbon steel pipe, fittings and flanges	307	329
Valves, automation, measurement and instrumentation	383	378
Gas products	133	124
Stainless steel and alloy pipe and fittings	50	53
General oilfield products	97	126
	$970	$1,010

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

 (in millions, except per share amounts)

	March 31, 2019
	Three Months Ended
	Amount	Per Share

Net income attributable to common stockholders	$12	$0.14
Increase in LIFO reserve, net of tax	-	-
Adjusted net income attributable to common stockholders	$12	$0.14

	March 31, 2018
	Three Months Ended
	Amount	Per Share

Net income attributable to common stockholders	$12	$0.13
Increase in LIFO reserve, net of tax	5	0.05
Adjusted net income attributable to common stockholders	$17	$0.18

Notes to above:

The Company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The Company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the Company believes it provides useful comparisons of the Company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The Company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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